Product Prospectus Supplement to the Prospectus Supplement dated December 28, 2012 to the Prospectus dated December 28, 2012

The Bank of Nova Scotia

Senior Note Program, Series A

COMMODITY LINKED NOTES, SERIES A

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The Bank of Nova Scotia (the “Bank”) may offer and sell commodity linked notes (the “notes”) from time to time of any maturity. The prospectus dated December 28, 2012 (the “prospectus”), the prospectus supplement dated December 28, 2012 (the “prospectus supplement”) and this product prospectus supplement (the “product prospectus supplement”) describe terms that will apply generally to the notes, including any notes you purchase. A separate pricing supplement will describe the terms that apply specifically to your notes, including any changes to the terms specified below. If the terms described in the relevant pricing supplement are inconsistent with those described in this document or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement will control.

The notes are unsecured notes of the Bank linked to the performance of one or more commodities or commodity indices (each, a “Reference Asset”) specified in the relevant pricing supplement. If the Reference Asset of your notes consists of more than one commodity or commodity index we may refer to the Reference Asset as a "Basket" and each applicable component of the Reference Asset as a “Basket Component.” Unless the relevant pricing supplement provides for the repayment of the initial principal amount, the payment at maturity on your notes will be based on the performance of the Reference Asset during the term of your notes. The notes are generally designed for investors who are seeking exposure to the Reference Asset and who anticipate that the level of the Reference Asset will increase (or, in the case of bearish notes, decrease) from its Initial Level to the Final Level on the applicable valuation date or dates. Unless the relevant pricing supplement indicates that the notes will be entitled to interest payments and principal protection, investors must be willing to forego interest payments on the notes and be willing to accept a return that may be negative, in which case you will receive at maturity less, and possibly significantly less, than your principal.

THE NOTES MAY NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY. YOU MAY BE SUBJECT TO A RISK TO ALL OR A PORTION OF YOUR INVESTMENT IN THE NOTES, AS DESCRIBED IN MORE DETAIL BELOW.

The notes will not be listed on any securities exchange, unless otherwise disclosed in a pricing supplement.

You should read this product prospectus supplement, any applicable pricing supplement, the prospectus supplement and the prospectus carefully before you invest in any of the notes.

Your investment in the notes involves certain risks. See “Additional Risk Factors Specific to the Notes” beginning on page PS-6 to read about investment risks relating to the notes. In addition, see "Risk Factors" beginning on page S-2 of the prospectus supplement and page 6 of the prospectus. Unless otherwise specified in the relevant pricing supplement, the principal of the notes is not protected and you could lose some or all of your investment.

The price at which you purchase the notes includes hedging costs and profits and underwriting commissions that the Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you will experience an immediate and substantial decline in the value of your notes on the issue date.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities regulator has approved or disapproved of the notes, or determined if this product prospectus supplement or the accompanying prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not constitute deposits that are insured under the Canada Deposit Insurance Corporation Act (Canada) or by the United States Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

The Bank may sell the notes directly or through one or more agents or dealers. The agents are not required to sell any particular amount of the notes. See "Supplemental Plan of Distribution" in this product prospectus supplement and in the prospectus supplement and "Plan of Distribution" in the prospectus.

The Bank may use this product prospectus supplement in the initial sale of any notes. In addition, Scotia Capital (USA) Inc. or any other affiliate of the Bank may use this product prospectus supplement and accompanying prospectus supplement and prospectus in a market-making or other transaction in any note after its initial sale. Unless the Bank or its agent informs the purchaser otherwise in the confirmation of sale or pricing supplement, this product prospectus supplement and accompanying prospectus supplement and prospectus are being used in a market-making transaction.

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Scotia Capital

Product Prospectus Supplement dated March 6, 2013

TABLE OF CONTENTS

Product Prospectus Supplement

Prospectus Supplement dated December 28, 2012

Prospectus dated December 28, 2012

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No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this product prospectus supplement, the accompanying prospectus supplement, prospectus or any pricing supplement and, if given or made, such information or representation must not be relied upon as having been authorized by The Bank of Nova Scotia or the agents. This product prospectus supplement, the accompanying prospectus supplement, prospectus and any pricing supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in the relevant pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this product prospectus supplement, the accompanying prospectus supplement, prospectus and any pricing supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

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Summary

In this product prospectus supplement, references to the "prospectus" or the “accompanying prospectus” mean the accompanying prospectus, dated December 28, 2012, as supplemented by the prospectus supplement, dated December 28, 2012, of The Bank of Nova Scotia (the "prospectus supplement" or the "accompanying prospectus supplement"). References to the “relevant pricing supplement” mean the pricing supplement that describes the specific terms of your notes.

This section is meant as a summary and should be read in conjunction with the accompanying prospectus and the relevant pricing supplement to help you understand the notes. This product prospectus supplement, together with the accompanying prospectus and the relevant pricing supplement, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials relating to the notes, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials. In the event of any inconsistency or conflict between the terms set forth in this product prospectus supplement and the accompanying prospectus, the terms contained in this product prospectus supplement will control.

An investment in the notes entails significant risks. You should carefully consider, among other things, the matters set forth under "Additional Risk Factors Specific to the Notes" herein and “Risk Factors” in the accompanying prospectus supplement and the accompanying prospectus. Before investing in the notes, we urge you to consult your investment, legal, tax, accounting and other advisors.

Unless otherwise specified, in this product prospectus supplement and in each pricing supplement relating to notes issued under the senior note program:

•	all dollar amounts are expressed in U.S. dollars;
•	“the Bank”, “we”, “us” and “our” mean The Bank of Nova Scotia together, where the context requires, with its subsidiaries; and
•	“you”, “your” and “holder” means a prospective purchaser or a purchaser of notes, or a beneficial or registered holder of notes, provided that a reference to “registered holder” means a registered holder of notes (see “Legal Ownership and Book-Entry Issuance” and “Description of the Debt Securities We May Offer” in the prospectus and “Global Notes” under the heading “Description of the Notes” in the prospectus supplement).

The information in this “Summary” section is qualified by the more detailed information set forth in this product prospectus supplement, the prospectus supplement, and the prospectus, as well as the relevant pricing supplement.

Issuer:	The Bank of Nova Scotia (“the Bank”).
Issue:	Senior Notes, Commodity Linked Notes, Series A .
Reference Asset or Basket:	As specified in the relevant pricing supplement.
Minimum Investment:	As specified in the relevant pricing supplement.
Denominations:	Unless otherwise specified in the relevant pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples in excess of $1,000.
Interest Payable:	None, unless otherwise specified in the relevant pricing supplement.
Interest Rate (coupon):	If applicable, as specified in the relevant pricing supplement.
Interest Payment Dates:	If applicable, as specified in the relevant pricing supplement.

Principal Protected Notes:	The relevant pricing supplement will specify if your notes are principal protected notes. The amount payable in respect of principal protected notes on the maturity date will be at least equal to the principal amount of the notes, subject to the credit risk of the Bank.
Payment at Maturity:	Unless the relevant pricing supplement provides for repayment of the initial principal amount, the payment at maturity will be based on the performance of the Reference Asset, and will be calculated as follows:
Payment at Maturity in Excess of Principal
If the Final Level is greater than or equal to (or, in the case of bearish notes, less than or equal to) the Initial Level, then, at maturity, you will receive an amount equal to:

(a) If the relevant pricing supplement specifies that a “Participation Rate” is applicable to your notes, then the payment at maturity will be calculated as follows:

(b) If the relevant pricing supplement specifies that a “Booster Coupon” is applicable to your notes:
1. If the Percentage Change is greater than the Booster Percentage, then the payment at maturity will equal:

2. If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:

(c) If the relevant pricing supplement specifies that a cap is applicable to your notes, then the payment at maturity will not exceed the Maximum Redemption Amount set forth in the relevant pricing supplement.
(d) If the relevant pricing supplement specifies that a “Digital Coupon” is applicable to your notes, then the payment at maturity will equal:

Payment at Maturity Less Than or Equal to Principal
If the Final Level is less than (or, in the case of bearish notes, greater
PS-2

than) the Initial Level and the notes are not specified as principal protected notes in the relevant pricing supplement, then, at maturity, you will receive less than the principal amount of your notes, incurring a loss on your investment of principal. In such a case, the payment at maturity will equal:

(a) If the relevant pricing supplement specifies that a “Buffer” is applicable to your notes:
1. If the Final Level is greater than or equal to (or, in the case of bearish notes, less than or equal to) the Buffer Level, then the payment at maturity will equal the principal amount of your notes.
2. If the Final Level is less than (or, in the case of bearish notes, greater than) the Buffer Level, then the payment at maturity will equal:

(b) If the relevant pricing supplement specifies that a “Barrier” is applicable to your notes:
1. If no Barrier Event has occurred or if a note is specified as principal protected in the relevant pricing supplement and a Barrier Event has occurred, then the payment at maturity will equal the principal amount of your notes.
2. If a Barrier Event has occurred and a note is not specified as principal protected in the relevant pricing supplement, then the payment at maturity will equal:

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated as follows:

If your notes are bearish notes, the Percentage Change will be calculated as follows:

For the avoidance of doubt, the Percentage Change may be a negative value.
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Maximum Redemption Amount:	As specified in the relevant pricing supplement, if applicable.
Participation Rate:	As specified in the relevant pricing supplement, if applicable.
Booster Percentage:	A specified percentage increase (or, in the case of bearish notes, decrease) in the level of the Reference Asset. The Booster Percentage will be set forth in the relevant pricing supplement, if applicable.
Digital Coupon:	A percentage that will be specified in the applicable pricing supplement, if applicable.
Buffer Level:	A specified level of the Reference Asset that is less than (or, in the case of bearish notes, greater than) the Initial Level. The Buffer Level will be a percentage of the Initial Level and set forth in the relevant pricing supplement, if applicable.
Buffer Percentage:	A specified percentage that will be set forth in the relevant pricing supplement, if applicable. For example, if the Buffer Level is 90% of the Initial Level, the Buffer Percentage will be 10%.
Barrier Level:	A specified level of the Reference Asset that is less than (or, in the case of bearish notes, greater than) the Initial Level. The Barrier Level will be a percentage of the Initial Level and set forth in the relevant pricing supplement, if applicable.
Barrier Event:	Depending upon the terms set forth in the relevant pricing supplement, a Barrier Event will occur if:
(i) the Final Level is less than (or, in the case of bearish notes, greater than) the Initial Level, and
(a) for notes subject to Intra-Day Monitoring, at any time during the Monitoring Period, the level of the Reference Asset is less than (or, in the case of bearish notes, greater than) the Barrier Level, or
(b) for notes subject to Close of Trading Day Monitoring, on any trading day during the Monitoring Period, the closing level of the Reference Asset is less than (or, in the case of bearish notes, greater than) the Barrier Level, or
(c) for notes subject to Final Valuation Date Monitoring, the Final Level is less than (or, in the case of bearish notes, greater than) the Barrier Level.
Monitoring Period:	As specified in the relevant pricing supplement, if applicable.
Initial Level:	As specified in the relevant pricing supplement.
Final Level:	The closing level of the Reference Asset on the valuation date (if there is one valuation date applicable to the notes) or the arithmetic average of the closing levels of the Reference Asset on each of the valuation dates (if there is more than one valuation date applicable to the notes), or any other dates specified in the relevant pricing supplement.
Issue Date:	As specified in the relevant pricing supplement.
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Valuation Date(s):	Unless otherwise specified in the relevant pricing supplement, the valuation date, or if there is more than one valuation date, the final valuation date, will be the third trading day prior to the maturity date, subject to extension for up to seven trading days for market disruption events.
Maturity Date:	As specified in the relevant pricing supplement.
CUSIP:	As specified in the relevant pricing supplement.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg, as described under “Legal Ownership and Book-Entry Issuance” in the prospectus).
Listing:	The notes will not be listed on any securities exchange or quotation system, unless otherwise described in a pricing supplement.
Calculation Agent:	Scotia Capital Inc.

PS-5

Additional Risk Factors Specific to the Notes

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus and the prospectus supplement. Your notes are not secured debt and are riskier than ordinary unsecured debt securities. Also, investing in your notes is not equivalent to investing directly in the applicable Reference Asset. You should carefully consider whether the notes are suited to your particular circumstances. This product prospectus supplement should be read together with the prospectus, the prospectus supplement and the relevant pricing supplement. The information in the prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this product prospectus supplement and the relevant pricing supplement. This section describes the most significant risks relating to the terms of the notes and assumes, for the purposes of the risk factors that follow, that the notes will not be principal protected. We urge you to read the following information about these risks, together with the other information in this product prospectus supplement and the prospectus, the prospectus supplement and the relevant pricing supplement, before investing in the notes.

General Risks Relating to the Notes

Your Investment in the Notes May Result in a Complete Loss of Your Investment.

The notes do not guarantee any return of principal. We will not repay you a fixed amount of principal on the maturity date. The amount payable on the notes at maturity will depend primarily on the Percentage Change in the level of the Reference Asset from the Initial Level to the Final Level. Because the level of the Reference Asset will be subject to market fluctuations, the return on your notes at maturity may be less, and possibly significantly less, than the principal amount per note. In such case, if the Final Level is less than (or, in the case of bearish notes, greater than) the Initial Level (and, in the case of notes with a buffer, less than (or, in the case of bearish notes with a buffer, greater than) the Buffer Level) or a Barrier Event has occurred (as applicable), the return on your notes will be less than the principal amount per note. This will be the case even if the level of the Reference Asset is greater than (or, in the case of bearish notes, less than) the Initial Level at certain periods during the term of the notes. You may lose all or a substantial portion of the amount that you invested to purchase the notes.

The Buffer Level and Barrier Level Provide Only Limited Principal Protection.

You will receive the principal amount of your notes at maturity only if, (i) in the case of notes with a buffer, the Final Level is greater than or equal to (or, in the case of bearish notes with a buffer, less than or equal to) the Buffer Level and (ii) in the case of notes with a barrier, a Barrier Event has not occurred. If the Final Level is less than (or, in the case of bearish notes, greater than) the Buffer Level or a Barrier Event has occurred, as applicable, you may lose some or all of your principal amount.

The Notes May Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.

Unless otherwise specified in the relevant pricing supplement, there will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. If your notes do pay interest, these interest payments may be capped or be based on a formula linked to changes in the Reference Asset that results in interest payments equalling zero. The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank with the same maturity date or if you invested directly in the Reference Asset. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your Potential Payment at Maturity May Be Limited.

If your notes are subject to a cap or a Digital Coupon or a Participation Rate that is less than 100%, they will provide less opportunity to participate in the appreciation (or, in the case of bearish notes, depreciation) of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation

PS-6

(or, in the case of bearish notes, depreciation), because the payment at maturity will not exceed the Maximum Redemption Amount or the principal amount plus Digital Coupon, as applicable, or because the payment at maturity does not reflect at least 100% participation in the performance of the Reference Asset. Accordingly, your return on the notes may be less than your return would be if you made an investment in a security that provides full participation in the positive (or, in the case of bearish notes, negative) performance of the Reference Asset.

Owning the Notes Is Not the Same as Owning the Reference Asset or its Components or a Security Directly Linked to the Performance of the Reference Asset or its Components.

The return on your notes will not reflect the return you would realize if you actually owned the Reference Asset or its components or a security that provides full participation in the performance of the Reference Asset or its underlying components and held that investment for a similar period because, for example, your notes may be subject to a cap or Digital Coupon, in which case the payment at maturity will not exceed the maximum return set forth in the relevant pricing supplement.

Your notes may trade or be valued quite differently from the Reference Asset. Changes in the level of the Reference Asset may not result in comparable changes in the market value of your notes. Even if the level of the Reference Asset increases (or, in the case of bearish notes, decreases) from the Initial Level during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes prior to maturity to decrease while the level of the Reference Asset increases (or, in the case of bearish notes, decreases).

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the notes. The notes will not be listed on any securities exchange, unless otherwise disclosed in the applicable pricing supplement. Scotia Capital (USA) Inc. and other affiliates of the Bank may make a market for the notes; however, they are not required to do so. Scotia Capital (USA) Inc. or any other affiliate of the Bank may stop any market-making activities at any time. Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you and as a result you may not be able to sell your notes in the secondary market. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial. If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

The following factors, which are beyond our control, may influence the market value of your notes:

•	the level of the Reference Asset, including, in the case of notes that have a buffer, whether the level of the Reference Asset trades or closes at a level below the Buffer Level or, in the case of notes that have a Barrier, whether a Barrier Event has occurred;
•	if your notes are subject to a cap or a Digital Coupon, your potential return on the notes will be limited;
•	if your notes are subject to a Participation Rate not equal to 100%, your potential return will not directly match the performance of the Reference Asset;
•	the volatility (i.e., the frequency and magnitude of changes) of the price or level of the Reference Asset;
•	economic, financial, political, military, regulatory, legal and other events that affect the applicable commodities markets generally and the U.S. markets in particular, and which may affect the level of the Reference Asset;
•	if the Reference Asset includes one or more commodities or commodity indices that have returns that are calculated based upon currencies other than the U.S. dollar or prices in one or more non-U.S. markets, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the payments due on your notes and their market value;
PS-7

•	interest and yield rates in the market; and
•	the time remaining to maturity of the notes.

These factors may influence the market value of your notes if you sell your notes before maturity. Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market, will also affect the market value of your notes. If you sell your notes prior to maturity, you may receive substantially less than the principal amount of your notes.

Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.

The notes are the Bank’s senior unsecured debt securities and are not, either directly or indirectly, an obligation of any third party. As a result, your receipt of the amount due on the maturity date is dependent upon the Bank’s ability to repay its obligations at that time. This will be the case even if the level of the Reference Asset increases (or, in the case of bearish notes, decreases) after the pricing date. Any payment to be made on the notes, including any repayment of principal at maturity, depends on the ability of the Bank to satisfy its obligations as they come due, whether or not the relevant pricing supplement specifies the notes are principal protected. No assurance can be given as to what our financial condition will be at the maturity of the notes.

If Your Notes Are Linked to a Basket, Changes in the Level of One or More Basket Components May Be Offset by Changes in the Level of One or More Other Basket Components.

Your notes may be linked to a Basket. In such a case, a change in the levels of one or more Basket Components may not correlate with changes in the levels of one or more other Basket Components. The level of one or more Basket Components may increase, while the level of one or more other Basket Components may not increase as much, or may even decrease. The opposite changes may occur in the case of bearish notes. Therefore, in determining the level of the Basket as of any time, increases (or, in the case of bearish notes, decreases) in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases (or, in the case of bearish notes, lesser decreases or increases) in the level of one or more other Basket Components. If the weightings of the applicable Basket Components are not equal, changes in the level of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon your notes.

The Amount to Be Paid at Maturity Will Not Be Affected by All Developments Relating to the Reference Asset.

Changes in the level of the Reference Asset during the term of the notes before the relevant valuation date or valuation dates will not be reflected in the calculation of the payment at maturity, unless the level of the Reference Asset trades or closes below (or, in the case of bearish notes, above) the Barrier Level, as applicable. The calculation agent will calculate this amount by comparing only the Final Level to the Initial Level (or the Buffer Level, as applicable) and, in the case of notes that have a barrier, by comparing the trading level or closing level of the Reference Asset during the Monitoring Period or on the valuation date(s), as applicable, to the Barrier Level. No other levels of the Reference Asset will be taken into account. As a result, you may receive less than the principal amount of your notes, even if the level of the Reference Asset has increased (or, in the case of bearish notes, decreased) at certain times during the term of the notes before decreasing to a level below (or, in the case of bearish notes, increasing to a level above) the Initial Level (or Buffer Level, as applicable) and, if applicable, below (or, in the case of bearish notes, above) the Barrier Level as of the relevant dates.

We Will Not Hold Any Asset Comprising the Reference Asset for Your Benefit.

The indenture and the terms governing your notes do not contain any obligation on us or our affiliates to hedge nor any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the commodities or other assets that may comprise the Reference Asset that we or they may acquire. There can be no assurance that any hedging transaction we or our affiliates may undertake with respect to our

PS-8

exposure under the notes will be successful or will be maintained over the term of the notes. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any Reference Asset or its components. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

The Market Value of Your Notes Will Likely Decline at an Accelerated Rate as the Level of the Reference Asset Approaches and Drops Below (or, in the Case of Bearish Notes, Rises Above) the Barrier Level.

If your notes have a barrier, when the trading level or closing level, as applicable, of the Reference Asset on any trading day declines (or, in the case of bearish notes, rises) from the Initial Level to a level near the Barrier Level for the first time, the market value of the notes will likely decline at a greater rate than the decrease (or, in the case of bearish notes, increase) in the level of the Reference Asset. If the level of the Reference Asset is near or below (or, in the case of bearish notes, above) the Barrier Level, we expect the market value of the notes to decline to reflect the fact that investors may receive less than their principal amount at maturity.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Asset.

In the ordinary course of their business, we or our affiliates may have expressed views on expected movements in any Reference Asset or its components, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Asset or its components may at any time have significantly different views from those of us or our affiliates. For these reasons, you are encouraged to derive information concerning the applicable Reference Asset or its components from multiple sources, and you should not rely solely on views expressed by us or our affiliates.

The Initial Level May be Determined after the Pricing Date of the Notes.

If so specified in the relevant pricing supplement, the Initial Level will be determined based on the arithmetic average of the closing levels of the Reference Asset on certain specified dates. One or more of these days may occur on or following the pricing date or the issue date of the notes; as a result, the Initial Level may not be determined, and you may therefore not know such value, until after the issue date. If there are any increases (or in the case of bearish notes, decreases) in the closing levels of the Reference Asset on any relevant dates used to determine the Initial Level that occur after the pricing date, and such increases (or decreases) result in the Initial Level being higher (or in the case of bearish notes, lower) than the closing level on the pricing date, this may establish higher levels (or in the case of bearish notes, lower levels) that the Reference Asset must achieve for you to attain a positive return on your investment or to avoid a loss of principal at maturity.

Changes that Affect an Index Included in the Reference Asset Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The policies of a sponsor of any index that may be included in the Reference Asset (the “Index Sponsor”) concerning the calculation of that index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components may be reflected in the index and, therefore, could affect the amount payable on the notes at maturity, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the Index Sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult to determine the market value of the notes. If events such as these occur, or if the level of the index is not available on the valuation date or dates because of a market disruption event or for any other reason and no successor index is selected, the calculation agent may determine the level of the index — and thus the amount payable at maturity — in a manner it considers appropriate, in its sole discretion.

PS-9

Trading and Other Transactions by the Bank or its Affiliates in the Reference Asset or Its Components, Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Notes.

As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may, but are not required to hedge our obligations under the notes by purchasing or selling the Reference Asset or its components, futures or options on the Reference Asset or its components, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Reference Asset or its components. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time. Although they are not expected to, any of these hedging activities may adversely affect the level of the Reference Asset or its components, and, therefore, the market value of the notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the notes decreases.

We or one or more of our affiliates may also engage in trading in the Reference Asset or its components and other investments relating to those assets on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the level of the Reference Asset or its components and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset or its components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

The Inclusion in the Purchase Price of the Notes of an Underwriting Commission and of Our Cost of Hedging Our Market Risk under the Notes is Likely to Adversely Affect the Market Value of the Notes.

The price at which you purchase the notes includes an underwriting commission, as well as the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the notes. The hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing the hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less and possibly substantially less than your original purchase price. We expect that this effect will be greater if such sale occurs earlier in the term of the notes than if such sale occurs later in the term of the notes.

We Have No Affiliation with Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by an Index Sponsor.

Unless otherwise specified in the relevant pricing supplement, no Index Sponsor is an affiliate of ours or will be involved in any offerings of the notes in any way. Consequently, we have no control of the actions of any Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. No Index Sponsor has any obligation of any sort with respect to the notes. Thus, no Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from any issuance of the notes will be delivered to any Index Sponsor, except to the extent that we are required to pay an Index Sponsor licensing fees with respect to an index included in the Reference Asset.

The Business Activities of the Bank or its Affiliates May Create Conflicts of Interest.

As noted above, we and our affiliates expect to engage in trading activities related to the Reference Asset or its components that are not for the account of holders of the notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Reference Asset or its components, could be adverse to the interests of the holders of the notes. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or its components. This research is modified from time to time without notice and

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may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities by us or one or more of our affiliates may affect the level of the Reference Asset or its components and, therefore, the market value of the notes.

The Calculation Agent Can Postpone the Determination of the Final Level if a Market Disruption Event Occurs.

The determination of an interim level or the Final Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on any valuation date with respect to the Reference Asset. If such a postponement occurs, the calculation agent will use the closing level of the Reference Asset on the first subsequent business day on which no market disruption event occurs or is continuing. In no event, however, will any valuation date be postponed by more than seven trading days. As a result, if a market disruption event occurs or is continuing on a valuation date, the maturity date for the notes could also be postponed, although not by more than seven trading days.

If the determination of the level of the Reference Asset for any valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the Reference Asset will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event. See “General Terms of the Notes—Market Disruption Events”.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will, among other things, determine the amount of your payment at maturity on the notes. Our affiliate, Scotia Capital Inc., will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Reference Asset has occurred. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

The Historical Performance of the Reference Asset or its Components Should Not Be Taken as an Indication of Their Future Performance.

The level of the Reference Asset will determine the amount to be paid on the notes at maturity. The historical performance of the Reference Asset or its components does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the level of the Reference Asset will rise or fall during the term of the notes. The level of the Reference Asset and its components will be influenced by complex and interrelated political, economic, financial and other factors.

We may redeem the notes if certain unfavorable regulatory events occur.

Commodity futures contracts are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes. These restrictions, including the adoption of, or a change in, laws, regulations, rules, or orders applicable to us or our counterparties, may cause us to be unable to effect transactions necessary to hedge our obligations under the notes, in which case we may, in our sole and absolute discretion, redeem the notes by paying holders an amount set forth in the applicable pricing supplement. If we redeem the notes due to such an event, your investment may result in a loss and you may not be able to reinvest your money in an investment with a comparable yield at maturity. The applicable pricing supplement will set forth the terms specific to any early redemption applicable to the notes.

The notes may be subject to automatic early redemption or redemption at our option, which may limit your ability to accrue interest over the full term of the notes.

We may specify in the applicable pricing supplement that the notes are subject to an early redemption. If the notes are redeemed prior to the maturity date, you will be entitled to receive only the amount set forth in the applicable

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pricing supplement. In this case, if the applicable pricing supplement specifies that coupon payments will be paid on the notes, you could lose the opportunity to continue to accrue interest, or you could lose the opportunity to participate in the appreciation of the underlying or the basket, if any. If the notes are redeemed prior to the maturity date, your investment may result in a loss and you may not be able to reinvest your money in an investment with a comparable yield at maturity. The applicable pricing supplement will set forth the terms specific to any early redemption applicable to the notes.

The notes may be subject to concentration risk.

If a Reference Asset is concentrated in a single or a limited number of industry sectors, asset classes or geographical regions, you will not benefit, with respect to such Reference Asset, from the advantages of a diversified investment. You will bear the risks of a concentrated investment, including the risk of greater volatility than may be experienced in connection with a diversified investment, and the value of the notes may be more adversely affected by a single economic, political, regulatory or other occurrence affecting an industry sector, asset class or geographic region. You should be aware that other investments may be more diversified than the notes in terms of the number and variety of industry sectors, asset classes or geographical regions.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service, Canadian tax authorities or a court may not agree with the tax treatment described in this product prospectus supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this product prospectus supplement and the section entitled “Certain Income Tax Consequences” in the prospectus supplement. You should consult your tax advisor about your own tax situation.

U.S. Taxpayers Will be Required to Pay Taxes Each Year on Notes that Are Treated as Contingent Payment Debt Instruments and Notes that Are Issued with Original Issue Discount.

If the notes are subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes and the holder is a U.S. individual or taxable entity, that holder generally will be required to pay taxes on ordinary income over the term of such notes based on the comparable yield for the notes, even though that holder may not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amounts a holder will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain that may be recognized on the sale, redemption or maturity of such notes will generally be ordinary income. Any loss that may be recognized upon the sale, redemption or maturity of such notes will generally be ordinary loss to the extent of the interest that the holder included as income in the current or previous taxable years in respect of the notes and thereafter will be capital loss. The deductibility of capital losses is subject to limitations.

Similarly, if the notes are treated as issued with original issue discount, U.S. holders will be required to accrue interest on the notes and pay tax accordingly, even though such holders may not receive any payments from us until maturity. For further discussion, see “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Non-U.S. Investors May Be Subject to Certain Additional Risks.

The notes will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.

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This product prospectus supplement contains a general description of certain U.S. tax considerations and certain Canadian tax considerations relevant to Non-Resident Holders (as defined) relating to the notes. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

Considerations for Employee Benefit Plans.

This section is relevant only if you are a fiduciary within the meaning of Section 3(21) of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including an insurance company and any fund manager treated as a fiduciary under the U.S. Department of Labor's Regulations Section 2510.3-101 as modified by Section 3(42) of ERISA (the "Plan Asset Regulation") of a pension or employee benefit plan (as defined in Section 3(3) of ERISA), including certain governmental, church and non-U.S. plans and IRAs and Keogh plans. These persons should consult with their counsel regarding the deemed representations they are required to make. See “Certain Considerations for Employee Benefit Plans” on page PS-36.

Risks Relating to Commodity-Based Reference Assets

You Will Not Own the Underlying Commodities.

Investing in a note linked to the performance of one or more commodities or commodity indices is not the same as owning the applicable commodities or futures contracts relating to those commodities. You will not have a right to receive delivery of any of the applicable commodities or futures contracts relating to those commodities. We will not invest in any of the applicable commodities or futures contracts relating to those commodities on behalf or for the benefit of holders of the notes.

Commodities Prices Are Highly Volatile Due to Unpredictable Factors that Affect Supply and Demand.

Several factors, many of which are beyond our control, may influence the market value of the notes. Factors that may affect supply and demand of the Reference Asset or the underlying commodities or futures contracts of the Reference Asset and, thus, the market value of the notes include (but are not limited to):

•	political events;
•	weather;
•	agriculture;
•	disease;
•	labor activity;
•	technological developments;
•	direct government activity (such as embargoes); and
•	other supply disruptions in major producing or consuming regions of the applicable commodity.

These factors may adversely affect the performance of the Reference Asset or underlying commodities or futures contracts of the Reference Asset and the market value of the notes. The market value of the notes will also be affected by, among other things:

•	the trading prices of the applicable commodities;
•	the trading prices of the applicable commodities futures; and
•	the volatility of the applicable commodities and commodities futures (including the frequency and magnitude of price increases and decreases in those commodities or commodities futures).
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We cannot assure you that the public information provided on the Reference Assets is accurate or complete

All disclosure contained in the applicable pricing supplement will be derived from publicly available documents and other publicly available information. Unless otherwise specified in the applicable pricing supplement, we have not participated, and will not participate, in the preparation of such documents or made any due diligence inquiry with respect to any Reference Asset in connection with the offering of the notes. We do not make any representation that such publicly available documents or any other publicly available information regarding any Reference Asset is accurate or complete, and are not responsible for public disclosure of information related to the Reference Asset, whether contained in filings with the SEC, the CFTC or otherwise. Furthermore, we cannot give any assurance that all events occurring prior to the date of the applicable pricing supplement, including events that would affect the accuracy or completeness of public information or filings of any such Reference Asset, will have been publicly disclosed. Subsequent disclosure of any of those events or the disclosure of or failure to disclose material future events concerning a Reference Asset could affect the amount of any payment due on the notes. Any prospective purchaser of the notes should undertake an independent investigation of the one or more Reference Assets to which the notes are linked as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

Suspension or Disruptions of Market Trading in the Commodity and Related Futures Markets May Adversely Affect the Value of Your Notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.

Certain exchanges have regulations which limit the amount of fluctuations in futures contracts that may occur during a single trading day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a futures contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular futures contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular futures contract or forcing the liquidation of futures contracts at disadvantageous times or prices. These circumstances could affect the level of the Reference Asset or the underlying commodities of the Reference Asset and could therefore adversely affect the market value of the notes.

The Notes Will Not Be Regulated by the Commodity Futures Trading Commission (the “CFTC”).

Unlike a direct investment in futures contracts related to the applicable commodities, your investment in the notes does not afford you the benefits of the regulatory protections of the CFTC. You will not benefit from the CFTC’s or any other non-U.S. regulators’ regulatory protections that are afforded to persons who trade in futures contracts through a registered futures merchant or operator.

Unlike an investment in notes linked to the performance of one or more commodities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because the notes will not be interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

An Underlying Commodity that Trades on a Foreign Exchange, or an Underlying Commodity that is Based in Part on Such Commodities, May Be Subject to Additional Market Risks.

The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that may not be applicable to trading on U.S. exchanges. Those risks include (but are not limited to):

•	varying exchange rates;
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•	varying quoting conventions or contract specifications on different exchanges;
•	exchange controls;
•	expropriation;
•	burdensome or confiscatory taxation;
•	moratoriums; and
•	political or diplomatic events.

It may also be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the applicable commodities.

An Investment in the Notes May Be Subject to Risks Associated with the London Bullion Market Association (the “LBMA”).

The closing prices of some commodities, such as gold and silver, may be determined by reference to fixing prices reported by the LBMA. The LBMA is a self regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA ceases operations, or if bullion trading becomes subject to a value-added tax or other tax or any other form of regulation currently not in place, the role of the LBMA price fixings as a global benchmark for the value of the relevant commodities may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

The Bank, Through its ScotiaMocatta Division, is a Member of the LBMA.

The Bank, through its ScotiaMocatta division, is a member of the LBMA and is a price setter for certain commodities reported by the LBMA. Since ScotiaMocatta participates in the determination of fixing prices for certain commodities reported by the LBMA and the fixing prices of certain commodities may affect the value of the notes, ScotiaMocatta’s interests in participating as a price setter on the LBMA may conflict with your interests as a holder of notes.

An Investment in the Notes May Be Subject to Risks Associated with the Trading of Commodities on the London Metals Exchange (the “LME”).

The market prices of some commodities may be determined by reference to the settlement prices of contracts traded on the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than the futures markets, and certain features of U.S. futures markets are not present in the context of LME trading. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations are occurring on a valuation date, the prices of the contracts used to determine the level of the Reference Asset or the price of the underlying commodities of the Reference Asset could be affected in a manner that adversely affects the payment at maturity.

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An Investment in the Notes may be Subject to Risks Associated with the London Platinum and Palladium Market Association (the “LPPM”).

The notes may be linked to a commodity (such as platinum) that is traded on the LPPM. The closing price of platinum will be determined by reference to fixing prices reported by the LPPM. The LPPM is a self-regulatory association of platinum and palladium market participants that is not a regulated entity. If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of platinum may be adversely affected. The LPPM is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading. For example, there are no daily price limits on the LPPM which would otherwise restrict fluctuations in the prices of LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Legislative, Regulatory and Administrative Changes Could Negatively Impact the Return on Your Notes.

Changes in laws, regulations or administrative practices, including with respect to taxation, could reduce the payments due on your notes. Various national governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. In the United States in particular, the regulation of commodity transactions is subject to ongoing modification by governmental and judicial action. On July 21, 2010, the Wall Street Transparency and Accountability Act of 2010, which is Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act, was enacted. This legislation provides for significant direct regulation of, among other entities, over-the-counter (“OTC”) derivatives markets, OTC derivatives dealers and major non-dealer participants. Several departments and agencies of the U.S. federal government have and are expected to continue to enact rules and regulations during the next several years which will effect certain provisions of this legislation, and subject the relevant entities to additional rules; the full impact of these regulatory actions cannot be predicted as of the date of this product supplement. Such actions could cause unexpected volatility and instability in commodity markets, with a substantial and adverse effect on the performance of the relevant Reference Asset and, consequently, the value of the notes.

An increase in the margin requirements for any Reference Asset or any components included in or composing such Reference Asset may adversely affect the value of the notes.

Futures exchanges require market participants to post collateral in order to open and keep open positions in futures contracts. If an exchange increases the amount of collateral required to be posted to hold positions in a futures contract relating to any Reference Asset or any components included in or composing such Reference Asset, market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of that futures contract to decline significantly. As a result, the value of the notes may be adversely affected.

If the Notes are Linked to a Commodities Index, the Index May be a Rolling Index.

A commodity index may be composed of futures contracts on a physical commodity. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of each commodity index that is composed of futures contracts, as the exchange-traded futures contract that relates to each index approaches expiration, it is replaced by a contract that has a later expiration. This process is referred to as “rolling”. If the market for this contract is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive “roll yield”. However, a market may also trade in “contango”. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months, thereby creating a negative “roll yield”. There is no indication that any relevant market will consistently be in contango or backwardation or that there will be a negative or positive roll yield in its future performance. The “roll yields” could affect the level of a commodity index and the value of the notes.

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If the Notes are Linked to a Commodities Index Comprised of Futures Contracts, the Index May Underperform a Cash Purchase of the Commodities Included in the Reference Asset, Potentially by a Significant Amount.

Because a commodities index is comprised of futures contracts, there will be a cost to “rolling” the contracts forward as the index sells the current contracts and then purchases the next month’s contracts. As the commodities included in the index may have positively sloping forward curves, commonly known as “contango”, the index’s return may be reduced when the index removes less expensive contracts, and adds more expensive contracts. As a result, we expect that any index may underperform a direct investment in a similarly weighted basket of index commodities over the life of the notes.

The Notes may be Linked to an Excess Return Index, and not a Total Return Index.

The notes may be linked to an excess return index and not a total return index. An excess return index reflects the returns that are potentially available through an uncollateralized investment in the contracts comprising such index. By contrast, a total return index, in addition to reflecting those returns, also reflect interest that could be earned on funds committed to the trading of the underlying futures contracts. The relevant pricing supplement will indicate whether the relevant index is an excess return index or a total return index.

Other Risk Factors Relating to the Applicable Reference Asset

The relevant pricing supplement may set forth additional risk factors as to the Reference Asset that you should review prior to purchasing the notes.

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General Terms of the Notes

You should carefully read the description of the terms and provisions of our debt securities and our senior debt indenture under "Description of the Debt Securities We May Offer" in the accompanying prospectus. That section, together with this product prospectus supplement, the prospectus supplement and the applicable pricing supplement, summarizes all the material terms of our senior debt indenture and your note. They do not, however, describe every aspect of our senior debt indenture and your note. For example, in this section entitled "―Description of the Notes," in the accompanying prospectus, prospectus supplement and the applicable pricing supplement, we use terms that have been given special meanings in our senior debt indenture, but we describe the meanings of only the more important of those terms. The specific terms of any series of notes will be described in the relevant pricing supplement. As you read this section, please remember that the specific terms of your note as described in your pricing supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If your pricing supplement is inconsistent with this product prospectus supplement, the accompanying prospectus or the prospectus supplement, your Pricing Supplement will control with regard to your note. Thus, the statements we make in this section may not apply to your note.

Please note that in this section entitled “General Terms of the Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the prospectus.

In addition to the terms described in the “Summary” section above, the following general terms will apply to the notes, including your notes:

Specified Currency

Unless otherwise specified in the relevant pricing supplement, all payments, if any, on the notes will be made in U.S. dollars (“$”).

Form and Denomination

The notes will be issued only in global form through DTC. Unless otherwise specified in the relevant pricing supplement, the notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

No Listing

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, unless otherwise disclosed in the applicable pricing supplement.

Defeasance, Default Amount, Other Terms

Neither full defeasance nor covenant defeasance will apply to your notes. The following will apply to your notes:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “—Default Amount on Acceleration” below;
•	a business day for your notes will have the meaning described under “—Special Calculation Provisions—Business Day” below; and
•	a trading day for your notes will have the meaning described under “—Special Calculation Provisions—Trading Day” below.

Please note that the information about the issuance, issue date, issue price discounts or commissions and net proceeds to the Bank in the relevant pricing supplement relates only to the initial issuance and sale of your notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

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Interest

Unless the relevant pricing supplement otherwise specifies, the notes will not be entitled to interest payments.

Principal Protected Notes

The relevant pricing supplement will specify if your notes are principal protected notes. The amount payable in respect of principal protected notes on the maturity date will be at least equal to the principal amount of the notes.

Payment at Maturity

Unless the relevant pricing supplement indicates that the notes will be entitled to repayment of the initial principal amount, the repayment at maturity will be based on the performance of the Reference Asset, subject to our credit risk as issuer of the notes, and will be calculated as follows:

Payment at Maturity in Excess of Principal

If the Final Level is greater than or equal to (or, in the case of bearish notes, less than or equal to) the Initial Level, then, at maturity, you will receive an amount equal to:

The Percentage Change is the difference between the Final Level and the Initial Level and is expressed as a percentage of the Initial Level. The Percentage Change may be positive or negative and will be calculated as follows:

If your notes are bearish notes, the Percentage Change will be calculated as follows:

(a)                Participation Rate. If the relevant pricing supplement specifies that a Participation Rate is applicable to your notes, then the payment at maturity will be calculated as follows:

The Participation Rate represents the extent to which your notes will participate in the upside performance (or, in the case of bearish notes, downside performance) of the Reference Asset. The Participation Rate may be less than, equal to, or greater than 100%. If the Participation Rate is less than 100%, your notes will participate in less than the full upside performance (or, in the case of bearish notes, downside performance) of the Reference Asset. If the Participation Rate is greater than 100%, your notes will participate in the upside performance (or, in the case of bearish notes, downside performance) on a leveraged basis. The Participation Rate will be specified in the relevant pricing supplement, if applicable.

If the relevant pricing supplement specifies that a cap is applicable to your notes, then the payment at maturity will not exceed the Maximum Redemption Amount set forth in the relevant pricing supplement.

(b)                Booster Coupon. If the relevant pricing supplement specifies that a Booster Coupon is applicable to your notes:

1.                  If the Percentage Change is greater than the Booster Percentage, then the payment at maturity will equal:

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2.                 If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:

The Booster Percentage is a specified increase (or, in the case of bearish notes, decrease) in the level of the Reference Asset, and will be set forth in the relevant pricing supplement, if applicable.

(c)               Digital Coupon. If the relevant pricing supplement specifies that a Digital Coupon is applicable to your notes, then the payment at maturity will equal:

The Digital Coupon will be a percentage specified in the applicable pricing supplement.

Payment at Maturity Less than or Equal to Principal

If the Final Level is less than (or, in the case of bearish notes, greater than) the Initial Level and the notes are not specified as principal protected notes in the relevant pricing supplement then, at maturity, you will receive less than the principal amount of your notes, incurring a loss on your investment of principal. In such a case, the payment at maturity will equal:

(a)                 Buffer. If the relevant pricing supplement specifies that a Buffer is applicable to your notes:

1.                 If the Final Level is greater than or equal to (or, in the case of bearish notes, less than or equal to) the Buffer Level, then the payment at maturity will equal the principal amount of your notes.

2.                 If the Final Level is less than (or in the case of bearish notes, greater than) the Buffer Level, then the payment at maturity will equal:

Principal Amount + [(Principal Amount × (Percentage Change + Buffer Percentage)]

The Buffer Level is a specified level of the Reference Asset that is less than (or, in the case of bearish notes, greater than) the Initial Level. The Buffer Level will be a percentage of the Initial Level and set forth in the relevant pricing supplement, if applicable. The Buffer Percentage is a specified percentage that will be set forth in the relevant pricing supplement, if applicable. For example, if the Buffer Level is 90% of the Initial Level, the Buffer Percentage will be 10%.

(b)                 Barrier. If the relevant pricing supplement specifies that a Barrier is applicable to your notes:

1.                 If no Barrier Event has occurred or if a note is specified as principal protected in the relevant pricing supplement and a Barrier Event has occurred, then the payment at maturity will equal the principal amount of your notes.

2.                 If a Barrier Event has occurred and a note is not specified as being principal protected in the relevant pricing supplement, then the payment at maturity will equal:

Unless otherwise specified in the relevant pricing supplement, a Barrier Event will occur if:

(i)                  the Final Level is less than (or, in the case of bearish notes, greater than) the Initial Level; and

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(ii)                for notes subject to Intra-Day Monitoring, at any time during the Monitoring Period, the level of the Reference Asset is less than (or, in the case of bearish notes, greater than) the Barrier Level, or

(a)               for notes subject to Close of Trading Day Monitoring, on any trading day during the Monitoring Period, the closing level of the Reference Asset is less than (or, in the case of bearish notes, greater than) the Barrier Level, or

(b)               for notes subject to Final Valuation Date Monitoring, the Final Level is less than (or, in the case of bearish notes, greater than) the Barrier Level.

The relevant pricing supplement will specify which of these three Monitoring Methods is applicable to your notes as well as the applicable Monitoring Period. If your notes are monitored by a different method, that method will be specified in the relevant pricing supplement, as well as any other provisions relating to the determination of the amount payable on your notes at maturity.

The Barrier Level is a specified level of the Reference Asset that is less than (or, in the case of bearish notes, greater than) the Initial Level. The Barrier Level will be a percentage of the Initial Level and set forth in the relevant pricing supplement, if applicable.

Determining the Level of the Reference Asset

Initial Level. The relevant pricing supplement will set forth the Initial Level of the Reference Asset. Unless otherwise specified in the relevant pricing supplement, the Initial Level of an index will be its closing level on the pricing date.

Final Level. Unless otherwise specified in the relevant pricing supplement, the level of an index on any valuation date will be its closing level on that date. The level of a commodity on any valuation date will be determined in the manner set forth in the relevant pricing supplement.

Valuation Date

Unless otherwise specified in the relevant pricing supplement, the valuation date (if there is only one valuation date applicable to the notes) or the final valuation date (if there is more than one valuation date applicable to the notes) will be the third trading day before the maturity date specified in the relevant pricing supplement. If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date applicable to the notes, the Final Level will be determined according to the calculation in “—Market Disruption Events” below.

Maturity Date

Unless otherwise specified in the relevant pricing supplement, the maturity date will be the third scheduled business day following the valuation date or the final valuation date, as applicable, unless that date is not a business day, in which case the maturity date will be the next following business day. The maturity date will be postponed by the same number of trading days as the valuation date or the final valuation date, as applicable, if a market disruption event occurs or is continuing as described above. No interest will accrue past the maturity date specified in the relevant pricing supplement.

Unavailability of the Level of the Reference Asset on a Valuation Date

Reference Assets Consisting of One or More Commodities

With respect to Reference Assets consisting of one or more commodities, if the relevant exchange discontinues trading in any commodity, the calculation agent may replace the commodity with another commodity, whose settlement price is quoted on that exchange or any other exchange, that the calculation agent determines to be comparable to the discontinued commodity (a “successor commodity”).

If the relevant exchange discontinues trading in a commodity included in the Reference Asset prior to, and the discontinuance is continuing on, any valuation date and the calculation agent determines that no successor

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commodity is available at that time, then the calculation agent will determine the level of the commodity for that valuation date.

Notwithstanding these alternative arrangements, discontinuance of trading on the applicable exchange in any commodity may adversely affect the market value of the notes. If at any time (i) the method of calculating the official U.S. dollar cash buyer settlement price of a commodity is changed in a material respect by the applicable exchange or any other relevant exchange, (ii) there is a material change in the composition or constitution of a commodity or (iii) if the reporting thereof is in any other way modified so that its price does not, in the opinion of the calculation agent, fairly represent the price of the commodity, the calculation agent will, at the close of business in New York City on each applicable valuation date, make those calculations and adjustments as, in the judgment of the calculation agent, may be necessary in order to arrive at a price for the commodity comparable to that commodity or that successor commodity, as the case may be, as if those changes or modifications had not been made, and calculate the payment at maturity with reference to that commodity or that successor commodity, as adjusted. In that event, the calculation agent will provide written notice to the trustee of these calculations and adjustments, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

If a successor index is selected by the calculation agent, that successor index will be used as a substitute for the Reference Asset for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.

Reference Assets Consisting of One or More Commodities Indices

With respect to a Reference Asset consisting of one or more commodities indices, if the Index Sponsor discontinues publication of or otherwise fails to publish any index comprising the Reference Asset and that Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (that index being referred to in this section as a “successor index”), then the index level will be determined by reference to the level of that successor index on the applicable valuation date.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

If a successor index is selected by the calculation agent, that successor index will be used as a substitute for the Reference Asset for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.

If (i) the index is discontinued or (ii) the Index Sponsor fails to publish the index, in either case, prior to, and such discontinuance is continuing on, any valuation date and the calculation agent determines in its sole discretion that a successor commodity index is not available at the time, then the calculation agent will determine the value to be used for the level of the index. The value to be used for the level of the index will be computed by the calculation agent in the same general manner previously used by the applicable Index Sponsor and will reflect the performance of that index through the trading day on which that index was last in effect preceding the date of discontinuance. In that case, the calculation agent will treat any trading day on which the primary exchange for futures or options contracts relating to that index is open for trading as a trading day for that index for purposes of the determination of the level of the index. In that event, the calculation agent will provide written notice to the trustee of these calculations and adjustments, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

Notwithstanding these alternative arrangements, discontinuance of the publication of an index comprising a part of the Reference Asset may adversely affect the value of your notes.

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Adjustments Relating to Notes Linked to a Basket

If the calculation agent substitutes a successor commodity index or successor commodity, as the case may be, or otherwise affects or modifies a Basket Component, then the calculation agent will make those calculations and adjustments as, in judgment of the calculation agent, may be necessary in order to arrive at a basket comparable to the original Basket (including, without limitation, changing the percentage weights of the Basket Components), as if those changes or modifications had not been made, and will calculate the payment at maturity with reference to that basket or the successor basket (as described below), as adjusted.

In this event, the calculation agent will provide written notice to the trustee of these calculations and adjustments, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

In the event of the adjustment described above, the newly composed basket is referred to in this section as the “successor basket” and will be used as a substitute for the original Basket for all purposes.

If the calculation agent determines that the available successor basket or basket components as described above do not fairly represent the value of the original Basket or Basket Components, as the case may be, then the calculation agent will determine the level of the applicable Basket Components or the Basket level for any valuation date as described under “—Unavailability of the Level of the Reference Asset on a Valuation Date—Reference Assets Consisting of One or More Commodities” with respect to commodities comprising the Basket Component, or “—Unavailability of the Level of the Reference Asset on a Valuation Date—Reference Assets Consisting of One or More Commodities Indices” with respect to commodity indices comprising the Basket Component.

Notwithstanding these alternative arrangements, discontinuance of trading on the applicable exchanges or markets in any Basket Component may adversely affect the market value of the notes.

Market Disruption Events

If the Final Level will be determined on a single valuation date and a market disruption event occurs or is continuing on that date, the Final Level will equal the closing price or closing level, as applicable, of the Reference Asset on the first trading day following the valuation date on which the calculation agent determines that a market disruption event is not continuing. If a market disruption event occurs or is continuing on each trading day to and including the seventh trading day following the valuation date, the Final Level will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered commercially reasonable under the circumstances) by the calculation agent on that seventh trading day, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Level that would have prevailed in the absence of the market disruption event.

If the Final Level will be determined over more than one valuation date and a market disruption event occurs or is continuing on any scheduled valuation date other than the final valuation date, the level of the Reference Asset for that valuation date will equal the closing price or closing level, as applicable, of the Reference Asset on the next scheduled valuation date. For example, if a market disruption event occurs or is continuing on the first and second scheduled valuation dates, but not on the third scheduled valuation date, then the closing price or closing level, as applicable, of the Reference Asset on the third scheduled valuation date will also be deemed to be the closing price or closing level, as applicable, of the Reference Asset on the first and second scheduled valuation dates. If no further scheduled valuation dates occur after a valuation date on which a market disruption event occurs or is continuing or if a market disruption event occurs or is continuing on the final valuation date, then the closing price or closing level, as applicable, of the Reference Asset for that valuation date will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered to be commercially reasonable under the circumstances) by the calculation agent on that final valuation date, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing price or closing level, as applicable, of the Reference Asset that would have prevailed in the absence of the market disruption event.

If the Reference Asset of your notes is a Basket and one or more, but not all, of the Basket Components is affected by a market disruption event that occurs or is continuing on a date where the Final Level will be determined

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(whether the valuation date is a single valuation date or more than one valuation date) the Final Level will be determined by the calculation agent based on the Basket Component(s) that are not affected by the market disruption event.

A market disruption event means any event, circumstance or cause which the Bank determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of the Bank to perform its obligations under the notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect:

(a)                 with respect to individual commodities:

•	a suspension, absence or limitation of trading in (i) that commodity in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that commodity in the primary market for those contracts, as determined by the calculation agent;
•	any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the commodity in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the commodity in its primary market;
•	the closure on any day of the primary market for that commodity on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;
•	any scheduled trading day on which (i) the primary market for that commodity or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that commodity are traded, fails to open for trading during its regular trading session; or
•	any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this product prospectus supplement.

(b)                 with respect to a commodities index:

•	a suspension, absence or material limitation of trading in a material number of the commodities underlying the index for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
•	a suspension, absence or material limitation of trading in option or futures contracts relating to the commodities underlying the index, or a material number of the commodities underlying the index, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
•	one or more of the commodities indices is not published, as determined by the calculation agent in its sole discretion; or
•	in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.
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Payment of Additional Amounts

We will pay any amounts to be paid by us on the notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a note, which we refer to as an “Excluded Holder”, in respect of a beneficial owner:

(i)	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)	which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the notes, the holding of notes or the receipt of payments thereunder;
(iii)	which presents such note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any note means:
(a)	the due date for payment thereof, or
(b)	if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the notes in accordance with the indenture; or
(iv)	who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the notes at maturity.

We will also make such withholding or deduction in respect of taxes and remit the full amount deducted or withheld to the relevant Canadian authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences”.

Default Amount on Acceleration

Unless otherwise specified in the relevant pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of

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the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the final valuation date.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its Golden, Colorado office, on which notice the trustee may conclusively rely, and to the depositary, of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Manner of Payment and Delivery

Any payment on the notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in Golden, Colorado. The payment at maturity will only be made when the notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the prospectus supplement, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day may have a different meaning than it does for other senior notes. We discuss this term under “—Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent will make all determinations regarding the level of the Reference Asset, modified business days, market disruption events, the default amount, and the amount payable on your notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Our affiliate, Scotia Capital Inc., is currently serving as the calculation agent for the notes. We may change the calculation agent for your notes at any time without notice and the calculation agent may resign as calculation agent at any time upon 60 days’ written notice to the Bank.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a business day of the kind described in the prospectus supplement, unless otherwise specified in the relevant pricing supplement. If the relevant pricing supplement specifies a different meaning for the term business day, we will use that modified definition in determining each applicable payment date as well as the maturity date for your notes, all as described in this product prospectus supplement.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the principal trading market for the Reference Asset is open for trading, unless otherwise specified in the relevant pricing supplement.

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Hypothetical Returns on Your Notes

The relevant pricing supplement may include a table or chart showing hypothetical amounts that could be delivered for your notes at maturity, based on a range of hypothetical levels of the Reference Asset and on various key assumptions shown in the relevant pricing supplement.

Any table or chart showing hypothetical amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact of various hypothetical levels of the Reference Asset on any valuation date, as calculated in the manner described in the relevant pricing supplement and assuming all other variables remained constant. The hypothetical amounts listed in the relevant pricing supplement will be entirely hypothetical. They will be based on levels of the Reference Asset that may not be achieved on the relevant valuation date and on assumptions that may prove to be erroneous.

As calculated in the relevant pricing supplement, the hypothetical amounts payable on your notes at maturity may bear little or no relationship to the actual market value of your notes on that date or at any other time, including any time you might wish to sell your notes. In addition, you should not view the hypothetical amounts as an indication of the possible financial return on an investment in your notes, since the financial return will be affected by various factors, including taxes, that the hypothetical information does not take into account. Moreover, whatever the financial return on your notes might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the Reference Asset.

We describe various risk factors that may affect the market value of your notes, and the unpredictable nature of that market value, under “Additional Risk Factors Specific to the Notes” above.

We cannot predict the levels of the Reference Asset or, therefore, the payment at maturity. Moreover, the assumptions we make in connection with any hypothetical information in the relevant pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the amount that will be paid in respect of your notes at maturity, nor should it be viewed as an indication of the financial return on your notes or of how that return might compare to the financial return on an investment directly in the Reference Asset.

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Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the prospectus supplement under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In anticipation of the sale of the notes, we or our affiliates expect, but are not required to enter into hedging transactions involving purchases of securities, commodities, indices or other assets included in or linked to the Reference Asset and/or listed and/or over-the-counter derivative instruments linked to the Reference Asset prior to or on the pricing date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of the Reference Asset or its components;
•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the level of the Reference Asset or its components; or
•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the Reference Asset or its components or over-the-counter derivative instruments linked to those assets.

The hedging activity discussed above may adversely affect the market value of the notes from time to time. See “Additional Risk Factors Specific to the Notes— Trading and Other Transactions by the Bank or its Affiliates in the Reference Asset or Its Components, Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Notes” and “—The Business Activities of the Bank or its Affiliates May Create Conflicts of Interest” in this product prospectus supplement for a discussion of these adverse effects.

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Historical Reference Asset Level Information

We may provide historical level information on the Reference Asset or applicable Basket Components in the relevant pricing supplement. You should not take any of those historical levels as an indication of the future performance. We cannot give you any assurance that the level of the Reference Asset or Basket Components will not decrease (or, in the case of bearish notes, increase), thus causing you to receive an amount that is less than the principal amount of your notes at maturity, in the event your note is not a principal protected note.

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Supplemental Discussion of Canadian Tax Consequences

An investor should read carefully the description of principal Canadian federal income tax considerations under "Canadian Taxation" in the accompanying prospectus relevant to a Holder (as defined) acquiring debt securities. The principal Canadian federal income tax considerations of an issuance of notes will be described particularly in the relevant pricing supplement for such notes. The description of the Canadian federal income tax considerations under “Canadian Taxation” in the prospectus will be superseded by the pricing supplement to the extent indicated in the pricing supplement.

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Supplemental Discussion of U.S. Federal Income Tax Consequences

The following is a general description of certain U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this product prospectus supplement and is subject to any change in law that may take effect after such date. This discussion of tax matters in not intended or written to be used, and cannot be used, by any person, for the purpose of avoiding U.S. federal, state, or local tax penalties. For additional information, see "Certain Income Tax Consequences" in the prospectus supplement and "United States Taxation" in the prospectus.

Supplemental U.S. Tax Considerations

The following disclosure has been prepared without regard to any particular note that you may purchase and, therefore, is provided solely as a matter of general information. You should not rely upon the following disclosure or the disclosure under “United States Taxation” in the prospectus with regard to an investment in any particular note because they do not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the pricing supplement applicable to your notes expressly indicates that you may rely on those disclosures. Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below. For example, the discussion below assumes that an investor in the notes will be subject to a significant risk that it will lose a significant amount of its investment in the notes. If an investor in the notes is not subject to a significant risk that it will lose a significant amount of its investment in the notes, the tax treatment of that note may differ substantially from that described in the discussion below. There may be other features or terms of your notes that will cause this tax section to be inapplicable to your notes.

Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the pricing supplement relating to your note, and, unless the pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or the prospectus in deciding whether to invest in any note. Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

(a)                 U.S. Holders

The following section supplements the discussion of U.S. federal income taxation in the prospectus supplement and the prospectus with respect to U.S. holders (as defined in the prospectus) that purchase their notes in an initial offering. Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the prospectus supplement or the prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the components of any of the Reference Assets would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code. If the components of one or more such Reference Assets were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the Reference Assets and consult your tax advisor regarding the possible consequences to you in this regard.

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Depending on the terms of the notes you may actually purchase, it may be reasonable to treat a note with terms described in this product prospectus supplement as a pre-paid cash-settled derivative contract in respect of the Reference Asset or Basket for U.S. federal income tax purposes, and the terms of the notes may require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization. If the notes are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the notes in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the notes. In general, a U.S. holder’s tax basis in the notes will be equal to the price the holder paid for the notes. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for notes of a U.S. holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes. If the notes are held by the same U.S. holder until maturity, that holder’s holding period will generally include the maturity date. It is possible that the Internal Revenue Service could assert that a U.S. holder’s holding period in respect of the notes should end on the date on which the amount the holder is entitled to receive upon the maturity of the notes is determined, even though the holder will not receive any amounts from us in respect of the notes prior to the maturity of the notes. In such case, a U.S. holder may be treated as having a holding period in respect of the notes that is one year or less even if the holder receives cash upon maturity of the notes at a time that is more than one year after the beginning of its holding period.

Potential Application of the “Constructive Ownership” Rules. If one or more of the Reference Assets is or includes the type of financial asset described under Section 1260 of the Internal Revenue Code (including, among others, any equity interest in pass-thru entities such as ETFs, regulated investment companies, real estate investment trusts, partnerships and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, unless otherwise specified in the applicable pricing supplement, there exists a substantial risk that an investment in a note is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code applies. If Section 1260 of the Internal Revenue Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of a note will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in a note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. holder in respect of the note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the note and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code) that such U.S. holder would have had if such U.S. holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the note attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of sale, exchange or settlement of the note at fair market value (and appropriately taking into account any leveraged upside exposure). Alternatively, the Internal Revenue Service may contend that the Excess Gain should not be limited to amounts attributable to a Section 1260 Financial Asset, but should instead apply to all of the Reference Asset(s). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Internal Revenue Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Internal Revenue Code to an investment in the note.

Alternative Treatments. Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it may be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument. If the notes have a term that exceeds one year, such a debt instrument may be subject to the special tax rules governing contingent payment debt instruments as discussed below.

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If the Reference Asset is, or a Basket includes, an index that periodically rebalances, it is possible that the notes could be treated as a series of derivative contracts, each of which matures on the next rebalancing date. If the notes were properly characterized in such a manner, a holder would be treated as disposing of the notes on each rebalancing date in return for new derivative contracts that mature on the next rebalancing date, and a holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Unless stated otherwise in the relevant pricing supplement, we intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this product prospectus supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Contingent Payment Debt Instruments. If the notes are subject to the special rules applicable to contingent payment debt instruments, the amount of interest U.S. holders are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing “original issue discount” or OID (see “United States Taxation—Original Issue Discount” in the prospectus) on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. A projected payment schedule with respect to a note generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that note equal to the comparable yield. This projected payment schedule will consist of the principal amount, any noncontingent payments provided under the terms of the note, and a projection for tax purposes of each contingent payment. These rules could possibly have the effect of requiring U.S. holders to include amounts in income in respect of the notes prior to receipt of cash attributable to that income.

The amount of interest that a U.S. holder will be required to include in income during each accrual period for the notes will equal the product of the adjusted issue price for the notes at the beginning of the accrual period and the comparable yield for the notes for such period. The adjusted issue price of the notes will equal the original offering price for the notes plus any interest that has accrued on the notes (under the rules governing contingent payment debt instruments) and decreased by the projected amount of any payments previously made on the notes.

Information on how to obtain the comparable yield and projected payment schedule for a particular note will be provided in the applicable pricing supplement. A holder is required to use this comparable yield and projected payment schedule in determining its interest accruals in respect of a note treated as a contingent payment debt instrument unless the holder timely discloses and justifies on its federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of interest accruals in respect of the notes, and we make no representations regarding the amount of contingent

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payments with respect to the notes. Any Form 1099-OID will be based on such comparable yield and projected payment schedule.

In addition to accruing interest income in accordance with the comparable yield, a U.S. holder will be required to make adjustments (as described below) if the actual amounts that holder receives in any taxable year differs from the projected payment schedule.

If, during any taxable year, a U.S. holder receives actual payments with respect to the notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, that holder will incur a “net positive adjustment” under applicable Treasury regulations equal to the amount of such excess. A U.S. holder will treat a net positive adjustment as additional interest income in that taxable year.

If a U.S. holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, that holder will incur a “net negative adjustment” under applicable Treasury regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce interest income on the notes for that taxable year, and (b), to the extent of any excess after the application of clause (a), give rise to an ordinary loss to the extent of the holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in clauses (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, redemption or maturity of the notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

If the notes are purchased for an amount that differs from the notes’ adjusted issue price at the time of the purchase, a U.S. holder must determine the extent to which the difference between the price paid for the notes and the notes’ adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly.

If the notes are purchased for an amount that is less than the adjusted issue price of the notes, U.S. holders must (i) make positive adjustments increasing the amount of interest that would otherwise accrue and be included in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph, and (ii) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of loss) that would otherwise be recognized upon the receipt, if any, of each remaining contingent payment to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If the notes are purchased for an amount that is greater than the adjusted issue price of the notes, U.S. holders must (i) make negative adjustments decreasing the amount of interest that would otherwise accrue and be included in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph, and (ii) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of loss) that would otherwise be recognized upon the receipt, if any, of each remaining contingent payment to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that a U.S. holder may receive will not reflect the effects of any positive or negative adjustments, U.S. holders are urged to consult with their tax advisors as to whether and how the adjustments described in the preceding paragraph should be made to the amounts reported on any Form 1099-OID.

If a contingent payment on the notes becomes fixed (within the meaning of applicable Treasury regulations) more than six months before the payment is due, a positive or negative adjustment, as appropriate, is made to reflect the difference between the present value of the amount that is fixed and the present value of the projected amount. The present value of each amount is determined by discounting the amount from the date the payment is due to the date the payment becomes fixed, using a discount rate equal to the comparable yield. If all contingent payments on the notes become fixed, substantially contemporaneously, applicable Treasury regulations provide that U.S. holders should take into account positive or negative adjustments in respect of such contingent payments over the period to which they related in a reasonable manner. U.S. holders should consult their tax advisors as to what would be a “reasonable manner” in their particular situation.

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U.S. holders will recognize gain or loss on the sale, redemption or maturity of the notes in an amount equal to the difference, if any, between the amount of cash received at that time and their adjusted basis in the notes. In general, a U.S. holder’s adjusted basis in the notes will equal the amount the holder paid for the notes, increased by the amount of interest that was previously accrued with respect to the notes (in accordance with the comparable yield for the notes, but disregarding any adjustments made if the actual payments differ from the projected payments), decreased by the projected amount of any payments previously made on the notes, and increased or decreased by the amount of any positive or negative adjustment, if any, that is made with respect to the notes under the rules set forth above with respect to secondary purchasers.

Any gain that may be recognized on the sale, redemption or maturity of notes treated as contingent payment debt instruments will generally be ordinary interest income. Any loss that may be recognized upon the sale, redemption or maturity of such notes will generally be ordinary loss to the extent the interest included as income in the current or previous taxable years in respect of the notes exceeded the total net negative adjustments that the holder took into account as ordinary loss, and thereafter will be capital loss. If the notes are held until maturity and the payment at maturity is less than the projected payment at maturity, the difference will first reduce interest that would otherwise accrue in respect of the notes in such taxable year, and any remainder will be ordinary loss to the extent the interest that the holder previously accrued as income in respect of the notes exceeded the total net negative adjustments that the holder took into account as ordinary loss, and thereafter will be capital loss. The deductibility of capital losses is subject to limitations.

Additional Information for U.S. Holders

U.S. holders should also review the discussion in “—Medicare Tax”, “—Treasury Regulations Requiring Disclosure of Reportable Transactions”, “—Information With Respect to Foreign Financial Assets” and “—Information Reporting and Backup Withholding” under “United States Taxation” in the prospectus.

(b)                 Non-U.S. Holders

The following discussion applies to non-U.S. holders of the notes. A non-U.S. holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii), if the holder is a non-resident alien individual, such holder is not present in the United States for 183 days or more during the taxable year of the sale or maturity of the notes. In the case of clause (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate. The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective investors should consult their own tax advisors in this regard.

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Certain Considerations for Employee Benefit Plans

Any fiduciary (including an insurance company and the manager of any fund treated as a fiduciary under the U.S. Department of Labor’s Plan Asset Regulation) of a pension plan or other employee benefit plan that is subject to the fiduciary responsibility and/or prohibited transaction rules of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the U.S. Internal Revenue Code of 1986, as amended (the “Code”), including an IRA or Keogh Plan, and any fiduciary of a governmental plan (as defined in Section 3(32) of ERISA), church plan (as defined in Section 3(33) of ERISA) or non-U.S. plan (as described in Section 4(b)(4) of ERISA) that is subject to substantially similar law, (each called a “Plan, and collectively called “Plans”) who is considering purchasing the notes with the assets of such a Plan, should consult its counsel regarding whether the purchase and holding of the notes is an appropriate investment for the plan or could become a “prohibited transaction” under ERISA, the Code or substantially similar law in light of the deemed representations discussed below that will be required to be made.

As more fully described in the prospectus, the Bank and certain of its affiliates each may be considered a “party in interest” under ERISA or a “disqualified person” under the Code, or under substantially similar law with respect to Plans purchasing and holding the notes, for example, because they provide services to such Plans. The purchase, holding and subsequent disposition of the notes would be a prohibited transaction for such Plans unless an applicable exemption applies. Exemptions could apply if the notes are acquired in transactions effected on behalf of a Plan by a “qualified professional asset manager, or “QPAM”, or an in-house asset manager (“INHAM”), for transactions involving insurance company general accounts or insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control over or render any investment advice with respect to the assets of any Plan involved in the transactions and the Plan pays adequate consideration.

The person making the investment decision on behalf of a Plan shall be deemed, on behalf of itself and the Plan, by acquiring, holding or disposing the notes or exercising any rights related thereto, to represent that: (a) it has determined that the transaction is appropriate for the Plan; (b) the acquisition, holding and disposition of the notes or any exercise of rights related thereto will not constitute a non-exempt prohibited transaction under ERISA, the Code, or substantially similar law applicable to the Plan regardless of whether the note is treated as debt or, in appropriate cases based on the terms of notes, might be recharacterized as a cash settled derivatives contract; (c) neither the Bank nor any of its affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with the acquisition, holding, or disposition of notes or exercise of rights related to the notes.

Any fiduciary making a decision to acquire and hold the notes should also consider the applicable prudence and diversification requirements of ERISA or substantially similar law and the liquidity needs of the Plan, taking into account the possibility that there may be no secondary market for the notes.

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Supplemental Plan of Distribution

With respect to each note to be issued, the Bank will agree to sell to Scotia Capital (USA) Inc., and/or such other agent(s) specified in the applicable pricing supplement, and such agent(s) will agree to purchase from the Bank, the principal amount of the note specified, at the price and receive the underwriter’s commission specified under “Net proceeds to the issuer”, in the relevant pricing supplement. Scotia Capital (USA) Inc. intends to resell each note it purchases at the original issue price specified in the relevant pricing supplement. In the future, Scotia Capital (USA) Inc. or one of our other affiliates may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement and "Plan of Distribution" in the accompanying prospectus.

To the extent the agents resell notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act of 1933, as amended.

This product prospectus supplement does not constitute an offer of the notes, directly or indirectly, in Canada or to residents of Canada. The notes offered under this product prospectus supplement to purchasers outside of Canada are being qualified under the securities laws of the Province of Ontario. The notes will not be qualified for sale under the securities laws of any province or territory of Canada (other than the Province of Ontario).

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The Bank of Nova Scotia

Senior Note Program, Series A

Commodity Linked Notes, Series A

March 6, 2013